                                  SCHEDULE 14A
                                 (RULE 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

                  PROXY STATEMENT PURSUANT TO SECTION 14(a) OF
                       THE SECURITIES EXCHANGE ACT OF 1934

[x]      Filed by the Registrant
[ ]      Filed by a Party other than the Registrant

         Check the appropriate box:
         [ ]  Preliminary Proxy Statement    [ ]  Confidential, for Use of the
                                                  Commission Only (as permitted
         [ ]  Definitive Proxy Statement          by Rule 14a - 6(e)(2))
         [x]  Definitive Additional Materials
         [ ]  Soliciting Material Under Rule 14a-12

                               JCC HOLDING COMPANY
                ------------------------------------------------
                (Name of Registrant as Specified in its Charter)

    ------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee  (Check the appropriate box):
         [x] No fee required.
         [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

         (1) Title of each class of securities to which transaction applies:

         -----------------------------------------------------------------------

         (2)      Aggregate number of securities to which transaction applies:

         -----------------------------------------------------------------------

         (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

         -----------------------------------------------------------------------

         (4)      Proposed maximum aggregate value of transaction:

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         (5)      Total fee paid:

         -----------------------------------------------------------------------

[ ]      Fee paid previously with preliminary materials.

--------------------------------------------------------------------------------

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

--------------------------------------------------------------------------------

(1)      Amount previously paid:

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(2)      Form, Schedule or Registration Statement No.:

--------------------------------------------------------------------------------

(3)      Filing Party:

--------------------------------------------------------------------------------

(4)      Date Filed:

--------------------------------------------------------------------------------

                               JCC HOLDING COMPANY

            SECOND SUPPLEMENT TO PROXY STATEMENT DATED MARCH 18, 2002

         This second supplement to the proxy statement, dated March 18, 2002, is being furnished to you in connection with the solicitation of proxies by and on behalf of the board of directors of JCC Holding Company for use at the annual meeting of stockholders currently scheduled to be held on Tuesday, June 11, 2002 at the Harrah's New Orleans Casino in The Mansion Ballroom, 4 Canal Street, New Orleans, Louisiana 70130, at 9:00 a.m. Central Time, and at any adjournment or postponement of the meeting. This second supplement should be read in conjunction with the proxy statement dated March 18, 2002, and the first supplement to the proxy statement dated May 24, 2002. Defined terms used in this second supplement and not otherwise specifically defined have the meaning given to them in the proxy statement dated March 18, 2002. This second supplement to the proxy statement is dated June 7, 2002, and is first being mailed on or about June 7, 2002, to our stockholders of record as of March 8, 2002.

                         POSTPONEMENT OF ANNUAL MEETING

         Our annual meeting of shareholders was scheduled to take place on April 25, 2002 at the Harrah's New Orleans Casino in New Orleans, Louisiana. We filed our related proxy statement pursuant to Regulation 14A under the Securities Exchange Act of 1934 on March 15, 2002 and first mailed the proxy statement to stockholders on or about March 18, 2002. Proxies for the meeting were solicited on behalf of the board of directors of JCC Holding Company to elect two directors for a two-year term (Proposal 1), ratify the appointment of Deloitte & Touche LLP as our independent public accountants for 2002 (Proposal 2), and transact any other business as properly comes before the annual meeting or any adjournment thereof. In the first supplement to the proxy statement, we revoked Proposal 2 due to our dismissal of Deloitte & Touche LLP and engagement of Ernst & Young LLP as our new independent public accountants.

         On or about February 25, 2002, the Company, through Ms. L. Camille Fowler, Corporate Secretary of the Company, received correspondence from Stephen
H. Brammell, Senior Vice President of Harrah's Entertainment, Inc. ("Harrah's Entertainment" or "HET") and Harrah's Operating Company, Inc. ("HOCI"), concerning director nominations for the Group I vacancies. In the correspondence, Mr. Brammell notified the Company of HET's and HOCI's intent to nominate certain persons for election as Group I directors of the Company at the annual meeting of stockholders to be held on April 25, 2002. Specifically, Mr. Brammell, on behalf of HET, wrote that HET, in reliance on Article III, Section 3.2(b)(iv) of the Company's Charter and Article III, Section 1(a)(v) of the Company's Bylaws, nominated Mr. Philip G. Satre for election as a director of the Company to fill the seat currently held by him as an HET Nominated Director until the annual meeting. Additionally, Mr. Brammell, on behalf of HOCI, wrote that HOCI, in reliance on Article III, Section 1(b) of the Bylaws, nominated Mr. Charles C. Teamer, Sr. for election as a director of the Company to fill the seat currently held by a Non-HET Nominated Director until the annual meeting. Consistent with advice of legal counsel, we did not recognize the nomination of Mr. Teamer as a proper director nomination under our Charter and Bylaws.

         On March 15, 2002, Harrah's Entertainment and HOCI filed suit against JCC Holding Company in the Court of Chancery of the State of Delaware seeking declaratory judgment as to the validity of Mr. Teamer's nomination. Pursuant to a Stipulation and Order, JCC Holding Company agreed to adjourn the annual meeting scheduled to take place on April 25, 2002 until May 24, 2002, and also agreed to adjourn the May 24, 2002 meeting until June 4, 2002, pending resolution of this Delaware action.

         On May 31, 2002, the Court of Chancery ruled in favor of HET and HOCI, allowing HET and HOCI to nominate two candidates to compete for the two board seats up for election at the annual meeting. Specifically, the Court of Chancery found the relevant nomination provisions in the Charter and Bylaws to be ambiguous, and that JCC Holding Company did not present clear and convincing evidence that the parties who negotiated the relevant nomination provisions intended them to impose restrictions on HET and HOCI's right to nominate two directors. Accordingly, the Court of Chancery ordered JCC Holding Company to accept the nominations of both Mr. Satre and Mr. Teamer.

         We intend to take an appeal from the ruling of the Court of Chancery and to request that the appeal be expedited. However, the outcome of the appeal cannot be predicted. In the meantime, the order of the Court of Chancery requires us to proceed with the election at the annual meeting, including Mr. Teamer's nomination.

         This second supplement to the proxy statement is being mailed to stockholders to comply with the Court of Chancery's order and to provide shareholders with certain updated information pertinent to these matters and as required by relevant Securities and Exchange Commission ("SEC") rules and regulations. In addition, the Court of Chancery's order requires that the annual meeting be adjourned from June 4, 2002 until June 11, 2002. The order, however, does not change the record date of March 8, 2002 for the annual meeting. On June 5, 2002, we filed a Motion to Modify Final Order in the Court of Chancery to postpone the annual meeting scheduled for June 11, 2002 until June 25, 2002 to provide stockholders with this supplement to the proxy statement far enough in advance of the annual meeting to permit stockholders to digest and understand the additional proxy material. The Court of Chancery scheduled a hearing for June 10, 2002 at 3:00 p.m. to consider our motion. The outcome of this motion will be announced by the Company through a press release and an 8-K filing with the SEC and such announcement will indicate whether the annual meeting has been postponed beyond June 11 and if so, what the new meeting date will be.

                             AMENDMENT TO PROPOSAL 1

                              ELECTION OF DIRECTORS

       The following table sets forth information regarding management's nominees for directors:

GROUP I DIRECTORS NOMINATED TO SERVE UNTIL THE DATE OF
THE 2004 ANNUAL MEETING OF STOCKHOLDERS

Rudy J. Cerone....................................            Mr. Cerone, age 48, was a class A director from March
                                                              4, 1999, until the effective date of our Plan of
                                                              Reorganization and has been a

                                                              Group I director since the effective date of our Plan
                                                              of Reorganization. Since December 1987, Mr. Cerone has
                                                              been a partner in  McGlinchey Stafford, PLLC, a law
                                                              firm located in New Orleans, Louisiana.

Philip G. Satre......................................         Mr. Satre, age 53, was a class B director from March
                                                              2, 2000, until the effective date of our Plan of
                                                              Reorganization and has been a Group I director since
                                                              April 23, 2001.  Mr. Satre has been Chairman of the
                                                              Board since January 1997, and Chief Executive Officer
                                                              since April 1994, of Harrah's Entertainment, Inc.  He
                                                              was a member of the three-executive Office of the
                                                              President from May 1999 to April 2001, and was
                                                              President from April 1994 until May 1999 of Harrah's
                                                              Entertainment, Inc.  He was President of the Harrah's
                                                              Entertainment Gaming Group from 1984 to August 1995,
                                                              and has been a director of Harrah's Entertainment,
                                                              Inc., since February 1990.  He is the chairman of the
                                                              executive committee of the Harrah's Entertainment,
                                                              Inc. board of directors.  He has been Chairman and
                                                              Chief Executive Officer of Harrah's New Orleans
                                                              Management Company since August 1993.  Mr. Satre is
                                                              also a director of JDN Realty Corporation and TABCORP
                                                              Holdings Limited, an Australian public company
                                                              (pending regulatory approval).  He was Chairman of
                                                              the executive committee of Harrah's Jazz Company and
                                                              a director and President of Harrah's Jazz Finance
                                                              Corp., both of which filed petitions under Chapter 11
                                                              of the United States Bankruptcy Code in November 1995.

THE HET NOMINATED DIRECTORS UNANIMOUSLY RECOMMEND THAT HOLDERS OF COMMON STOCK VOTE "FOR" THE PROPOSAL TO RE-ELECT PHILIP G. SATRE AS A GROUP I DIRECTOR AND THE NON-HET NOMINATED DIRECTORS UNANIMOUSLY RECOMMEND THAT HOLDERS OF COMMON STOCK VOTE "FOR" THE PROPOSAL TO RE-ELECT RUDY J. CERONE AS A GROUP I DIRECTOR, IN EACH CASE FOR A TWO-YEAR TERM EXPIRING ON THE DATE OF THE 2004 ANNUAL MEETING OF STOCKHOLDERS.

         In addition to the information regarding management's slate of director nominees above and continuing directors presented in the proxy statement, following is information provided by HOCI regarding its director nominee Mr.
Teamer:

Charles C. Teamer, Sr............................             Mr. Teamer, age 69, is Chairman of the Board of
                                                              Directors of Dryades Savings Bank.  Mr. Teamer was
                                                              the Vice President of Finance and Administration of
                                                              Clark Atlanta University from 1997 until 1999.  He
                                                              was Vice President of Finance of Dillard University
                                                              from 1965 until 1997.

THE MAJORITY OF THE BOARD OF DIRECTORS OPPOSES HOCI'S NOMINATION OF MR. TEAMER AND RECOMMENDS THAT YOU NOT VOTE FOR ANY PROPOSAL TO ELECT MR. TEAMER FOR A TWO-YEAR TERM EXPIRING ON THE DATE OF THE 2004 ANNUAL MEETING OF STOCKHOLDERS. (THE NON-HET DIRECTORS OPPOSE MR. TEAMER AND THE HET DIRECTORS SUPPORT MR. TEAMER.)

             INTEREST OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON

         The following table sets forth the current business address of each director (or director nominee), the number of shares and percentage of Common Stock of the Company outstanding and entitled to vote beneficially owned by each director (or director nominee) as of February 14, 2002, unless otherwise noted. The following table also sets forth the names of all other non-director participants and the number of shares and percentage of Common Stock of the Company outstanding and entitled to vote beneficially owned by each non-director participant, as of February 14, 2002, unless otherwise noted.

         Pursuant to the rules of the SEC, the number of shares of Common Stock beneficially owned by a specified person or group includes shares issuable pursuant to convertible securities, warrants and options held by the person or group that may be converted or exercised within 60 days after February 14, 2002. These shares are deemed to be outstanding for the purpose of computing the percentage of the class beneficially owned by the person or group, but are not deemed to be outstanding for the purpose of computing the percentage of the class beneficially owned by any other person or group.

         Except as explained in the footnotes below, the named persons have sole voting and investment power with regard to the shares shown as beneficially owned by them.

         Unless otherwise provided, none of the persons named in this table is, or was within the past year, a party to any contract, arrangement or understanding with any person with respect to any securities of the Company, including, but not limited to, joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits, or the giving or withholding of proxies. None of the persons named in the table, nor any of their respective associates have any arrangement or understanding with any person with respect to any future employment by the Company or its affiliates, or with respect to any future transactions to which the Company or any of its affiliates will or may be a party.

                                                COMMON STOCK
                                       -----------------------------
                                          SHARES
                                       BENEFICIALLY      PERCENT OF
                                          OWNED          CLASS OWNED
                                       ------------      -----------
NAME AND ADDRESS
OF DIRECTOR, DIRECTOR NOMINEE
OR OTHER NON-DIRECTOR PARTICIPANTS
----------------------------------
Directors
---------
Preston Smart(1)(2)                     1,257,375            9.9%
Paul D. Debban(3)                         611,964            4.8%
Chris Lowden(4)                                --             --
Eddie N. Williams(5)                           --             --
Philip G. Satre(6)                             --             --
Rudy J. Cerone(7)                              --             --
Anthony Sanfilippo(8)                          --             --

HOCI's Director Nominee
-----------------------
Charles C. Teamer(9)                           --             --

Other Named Executives
----------------------
L. Camille Fowler(10)                      30,000              *

Other Non-Director Participants
-------------------------------
Harrah's Entertainment, Inc.(11)        6,069,238           49.0%

----------

     * Represents less than 1.0%.

              (1) 942,349 shares of Common Stock are held by an investment or financial services company whose shares are owned by or held for the benefit of Bayliss Trust on behalf of Preston Smart, 5,495 shares of Common Stock are held by Preston Smart, individually, and 309,531 shares of Common Stock are issuable upon the exercise of presently exercisable outstanding stock options. Mr. Smart's business address is One Canal Place, 365 Canal Street, Suite 900, New Orleans, Louisiana 70130.

              (2) Mr. Smart has served as our Vice-President of Development since November 2, 2001, and has served as the President of JCC Development, L.L.C., JCC Canal Development, L.L.C. and JCC Fulton Development, L.L.C. since July 15, 2001.

              (3) Mr. Debban has served as our President since July 15, 2001. The shares reflected as beneficially owned include 309,531 shares of Common Stock issuable upon the exercise of presently exercisable outstanding stock options. Mr. Debban's business address is One Canal Place, 365 Canal Street, Suite 900, New Orleans, Louisiana 70130.

              (4) Mr. Lowden's business address is 3411 White Mountain Ct., Reno, Nevada 89511.

              (5) Mr. Williams' business address is 1090 Vermont Ave, N.W., #1100, Washington, D.C. 20005.

              (6) Mr. Satre's business address is One Harrah's Court, Las Vegas, Nevada 89119-4312. Mr. Satre is a Group I director nominee, nominated by HET.

              (7) Mr. Cerone's business address is 643 Magazine Street, New Orleans, Louisiana 70130. Mr. Cerone is a Group I director nominee, nominated by the Non-HET Nominated Directors.

              (8) Mr. Sanfilippo's business address is 1023 Cherry Road, Memphis, Tennessee 38117.

              (9) The information provided in this table is based upon information provided to the Company by HOCI on February 27, 2002 and has not been independently verified. Mr. Teamer's business address is Dryades Savings Bank, 231 Carondolet, Suite 200, New Orleans, Louisiana 70122. Mr. Teamer is a Group I director nominee, nominated by HOCI. Mr. Teamer is Chairman of the Board of Directors of Dryades Savings Bank, which has an ongoing agreement with Jazz Casino Company, L.L.C., the operator of our casino, whereby four ATM machines are provided by Dryades Savings Bank to our casino, for which Dryades Savings Bank earned $110,855 in surcharge revenues for the twelve-month period ending December 31, 2001.

              (10) Includes 30,000 shares of Common Stock issuable upon the exercise of presently exercisable outstanding stock options. Ms. Fowler's business address is One Canal Place, 365 Canal Street, Suite 900, New Orleans, Louisiana 70130.

              (11) According to a Schedule 13G filed with the United States Securities and Exchange Commission on February 14, 2002, Harrah's Operating Company, Inc., a wholly-owned subsidiary of Harrah's Entertainment, Inc., owns 6,069,238 shares of Common Stock. The address of Harrah's Entertainment, Inc. and Harrah's Operating Company, Inc. is One Harrah's Court, Las Vegas, Nevada 89119.

                      UPDATE TO REPORT OF THE COMPENSATION
                     COMMITTEE OF THE BOARD OF DIRECTORS --
                            PRESIDENT'S COMPENSATION

         On May 31, 2002, the Compensation Committee approved executive compensation for Mr. Debban as President of the Company and its wholly-owned subsidiary, Jazz Casino Company, L.L.C. and for Mr. Smart, as Vice President of Development and Construction of the Company and President of the wholly-owned subsidiaries, JCC Fulton Development, L.L.C., JCC Canal Development, L.L.C. and JCC Development Company, L.L.C. For the term of April 1, 2002 until March 31, 2003, each executive will receive compensation valued at $411,850.00, consisting of the following: (i) 215,250 options with a strike price of $5.05 (determined as of the close of business May 31, 2002) valued at approximately $ 281,329.00
(ii) cash compensation totaling $130,521.00, to be in the form of a salary paid on a monthly basis. Additionally, the unpaid balance of compensation under the employment agreement dated March 2002 of $134,348.00 will be paid upon the effective date of the latest employment agreement. Half of the stock options granted may be exercised on October 1, 2002, and the remaining half of the options may be exercised on April 1, 2003. Further, the executives have agreed to waive all director compensation, including director salary and meeting fees.

                         UPDATE CONCERNING LEGAL MATTERS

         On April 18, 2002, JCC Holding Company and Jazz Casino Company, L.L.C. filed suit against Harrah's New Orleans Management Company, HOCI, Harrah's Entertainment, Philip Satre, Bill Noble, and Anthony Sanfilippo in Civil District Court for the Parish of Orleans, State of Louisiana. Philip Satre is Chairman of the Board and Chief Executive Officer of Harrah's Entertainment, Chairman of the Board and Chief Executive Officer of Harrah's New Orleans

Management Company ("Manager"). Anthony Sanfilippo is President of Harrah's New Orleans Management Company and President of the Central Division of Harrah's Entertainment. Our suit alleges that the Harrah's entities failed to adhere to the terms and provisions of the management agreement with respect to advertising, marketing and promoting our Casino, and that the Harrah's entities diverted business from our Casino, where Harrah's Entertainment owns only a 49% interest, to other properties wholly owned by Harrah's Entertainment. We are seeking damages for violation of the management agreement and certain tortious conduct, as well as an injunction, as provided for under the management agreement, to prevent future diversion of business. The ultimate outcome of this litigation and its possible impact on us is presently uncertain.

         On April 22, 2002, Harrah's Entertainment and HOCI filed a derivative action against Paul Debban, Preston Smart, Rudy Cerone, and Chris Lowden, as well as JCC Holding Company as a nominal defendant, in the Court of Chancery of the State of Delaware In and For New Castle County. All four individuals are directors on our board who are unaffiliated with Harrah's Entertainment. Mr. Debban is also Chairman and President of JCC Holding Company. Mr. Smart is also Vice President of JCC Holding Company. Mr. Lowden and Mr. Cerone are also members of the compensation committee of our board of directors. The allegations include breach of fiduciary duty and self-dealing in connection with the compensation committee's deliberations and approval of the employment agreements, which included stock option grants, for Mr. Debban and Mr. Smart. The lawsuit seeks declaratory and injunctive relief in regard to the adoption and implementation of the employment agreements. The four Non-HET Directors have indicated for themselves and on behalf of JCC Holding Company denial of all the allegations as baseless and intend to vigorously defend the lawsuit. The ultimate outcome of this litigation and its possible impact on us is presently uncertain.

                  DISQUALIFICATION OF CERTAIN CURRENT DIRECTORS

         In connection with the recent litigation in Delaware resulting in the order of the Court of Chancery described above, it has come to the Company's attention that two of the Company's current directors, including a current nominee for re-election to the board of directors, are disqualified under the Company's Charter from serving as directors. Section 3.3 of the Company's Charter provides that every director shall be a Qualified Person, and that if for any reason a director is no longer a Qualified Person, such director shall immediately be no longer eligible to serve on the Board of Directors and the term of such director shall automatically terminate and no further remuneration of any kind shall be paid to such director. Under the definition of "Qualified Person" in the Company's Charter, a person is a Qualified Person so long as, among other things, such person is not currently or and has not within the twelve (12) months preceding the nomination, (a) employed by or continued to receive employment compensation from, (b) serving or served as an Officer or Director of, or (c) receiving or has received some form of material compensation or remuneration, individually or through a business organization, for services provided to Manager, a competitor of Manager (or any successor Manager) or any Affiliate of Manager (or any successor Manager).

         Mr. Satre, a Group I HET-Nominated Director, has been an officer and director of the Manager since August 1993 and is currently Chairman and Chief Executive Officer of HET. Anthony Sanfilippo, a Group II HET-Nominated Director, has been an officer of the Manager since May 2001. The Company therefore believes Messrs. Satre and Sanfilippo are disqualified from continuing to serve on the Company's board of directors, and in the case of Mr. Satre, from standing for re-election as a Group I Director. The four Non-HET Directors, on behalf of the Company, delivered a letter on June 6, 2002 to Messrs. Satre and Sanfilippo advising them that their terms as directors have been automatically terminated as required by the Company's Charter and requesting that suitable replacements for their positions be nominated.

         The Company believes that as a result of Mr. Satre's inability to stand for re-election as a Group I Director, HET may designate a substitute nominee in accordance with our Charter, or HET may allow the automatic vacancy or vacancies (i.e., both Mr. Satre's and Mr. Sanfilippo's director positions) to remain open until filled by a majority of HET nominated directors then in office. Accordingly, a vote for Mr. Satre may not result in Mr. Satre being re-elected but may result in the appointment of a substitute director by a majority of HET Nominated Directors then in office.

                               CONTESTED ELECTION

         Because the Company does not endorse Mr. Teamer, this is a contested election for purposes of SEC's rules and regulations. The New York Stock Exchange ("NYSE") has rules concerning contested elections affecting broker non-votes. A broker non-vote occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item, such as in a contested election of directors, and has not received instructions from the beneficial owner. NYSE rules affecting broker non-votes provide that where a discretionary proxy has been given in good faith under the rules and counter-solicitation develops at a later date, thereby creating a "contest", the question as to whether or not the discretionary proxy should then be cancelled is a matter which each member organization must decide for itself. After a contest has developed, no further proxies should be given by the nominee except at the direction of beneficial owners.

                      EXPENSES AND SOLICITATION OF PROXIES

         We are soliciting your proxy, on behalf of the board of directors, to elect Mr. Cerone and such replacement nominee for Mr. Satre as may be nominated by HET, and we will bear all related costs and expenditures. Such costs and expenditures shall include fees for attorneys, accountants, public relations or financial advisors, solicitors, advertising, printing, transportation, litigation and other costs incidental to the solicitation, including costs related to our appeal in Delaware, which costs the Company cannot estimate at this time. Proxies will be solicited through the mails or by telephone. To date, we have spent approximately $1.8 million in connection with the solicitation of proxies, including legal costs associated with defending the Company in the Court of Chancery proceedings.

         In addition to soliciting proxies through the mails or by telephone, we have requested brokerage firms, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of shares held of record by them. Further, we also may solicit proxies through our directors, officers and regular employees in person and by telephone and facsimile, but we will not pay them any additional compensation for doing this, except for reimbursement of reasonable out-of-pocket costs.

                                     PROXIES

         If you have not yet returned the proxy card mailed to you with the proxy statement and you will not be attending the annual meeting, you should return your proxy or notice in time for receipt no later than the close of business on the day preceding the annual meeting. If you have already signed and returned that proxy card and you wish to revoke that proxy based upon information contained in this supplement, you may revoke a proxy by any of the following methods:

         - provide written notice of revocation to JCC Holding Company, One Canal Place, 365 Canal Street, Suite 900, New Orleans, Louisiana 70130, Attention: L. Camille Fowler, Vice President--Finance, Treasurer and Secretary;

         -   execute and deliver a proxy card bearing a later date to Ms.
             Fowler; or

         -   vote in person at the annual meeting.

If you need another copy of the proxy statement, you may call (504) 533-6119 to request that a copy be mailed to you. In addition, you may view copies of the Company's proxy statement and supplements to the proxy statement on the SEC's EDGAR database, located on its website, www.sec.gov.




                                   By Order of the Board of Directors,

                                   /s/ L. Camille Fowler

                                   L. Camille Fowler
                                   Vice-President--Finance,
                                   Treasurer and Secretary

New Orleans, Louisiana
June 7, 2002